Exhibit 5.1

August 22, 2023

To:	Board of Directors

CRH plc

42 Fitzwilliam Square

Dublin 2

Ireland

Re:	CRH plc Registration Statement on Form S-8 in relation to the Plan

Dear Sirs,

1.	Basis of Opinion

1.1

We are acting as Irish counsel to CRH plc, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 42 Fitzwilliam Square, Dublin 2, Ireland (the “Company”), in connection with the filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with respect to Ordinary Shares of €0.32 each of the Company (the “Shares”) that may be delivered pursuant to the Company’s employee incentive plans listed in Annex 1 hereto (the “Plans”).

1.2

This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.

1.3	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the Plan Documents (as defined in the Schedule); and

(c)	the searches listed at paragraph 1.5 below.

We express no opinion, and make no representation or warranty, as to any matter of fact or in respect of any documents which may exist in relation to the Plans other than the Plan Documents.

1.4	For the purpose of giving this Opinion, we have examined copies sent to us by email in pdf or other electronic format of the Plan Documents.

1.5

For the purpose of giving this Opinion, we have caused to be made legal searches against the Company on August 22, 2023 on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator.

1.6	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof. This Opinion speaks only as of its date.

2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that when the Shares have been duly issued and, if required, paid for pursuant to and in accordance with the terms and conditions referred to or summarized in the applicable resolutions and the Plans, the Shares will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

3.1

that the Company will receive cash or services at least equal to the nominal value of any Shares issued pursuant to awards under the Plans from the beneficiary or otherwise as in accordance with Irish law;

3.2	that the Registration Statement with the SEC has become effective by all necessary actions under all applicable laws other than Irish law;

3.3

that the vesting of any award or the exercise of any options granted under the Plans and the issue of the Shares upon the vesting of any award or the exercise of such options will be conducted in accordance with the terms and the procedures described in the Plans;

3.4	that the Company has sufficient share capital to issue the required number of Shares to be delivered to recipients of any awards granted under the Plans;

3.5

that, at the time of grant by the remuneration committee of the board of directors of the Company (the “Committee”) of an award or an option or the issue of any share under the Plans, the Committee has been duly constituted and remains duly constituted committee of the board of directors of the Company having the necessary powers and authorities to issue awards and the Shares;

Authenticity and bona fides

3.6

the completeness and authenticity of all documents submitted to us as originals or copies of originals and (in the case of copies) conformity to the originals of copy documents and the genuineness of all signatories, stamps and seals thereon;

3.7

where incomplete Plan Documents have been submitted to us or signature pages only have been supplied to us for the purposes of issuing this Opinion, that the originals of such Plan Documents correspond in all respects with the last draft of the complete Plan Documents submitted to us;

3.8

that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

Accuracy of searches and warranties

3.9

the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.5 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.10	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Plan Documents; and

Commercial Benefit

3.11

that the Plan Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Arthur Cox LLP
ARTHUR COX LLP

ANNEX 1

The Plans

1.	CRH 2021 Savings-Related Share Option Scheme – (Republic of Ireland)

2.	CRH 2021 Savings-Related Share Option Scheme – (United Kingdom)

3.	CRH plc 2014 Performance Share Plan

4.	CRH plc 2014 Deferred Share Bonus Plan

5.	CRH plc 2013 Restricted Share Plan

6.	CRH 2010 Savings-Related Share Option Scheme – (Republic of Ireland)

7.	CRH 2010 Savings-Related Share Option Scheme – (United Kingdom)

8.	Irish Cement Limited Share Participation Scheme

9.	Roadstone Limited Share Participation Scheme

10.	Irish Shared Administration Centre Limited Share Participation Scheme

11.	CRH Group Services Limited Share Participation Scheme

12.	Opterra Wössingen Share Participation Scheme

13.	CRH Finance Share Participation Scheme

SCHEDULE

Plan Documents

1.	A copy of the form of the Registration Statement to be filed by the Company with the SEC;

2.	A copy of the following rules, and / or trust deeds relating to the Plans;

(a)	Rules of the CRH 2021 Savings-Related Share Option Scheme – (Republic of Ireland);

(b)	Rules of the CRH 2021 Savings-Related Share Option Scheme – (United Kingdom);

(c)	Rules of the CRH plc 2014 Performance Share Plan;

(d)	Rules of the CRH plc 2014 Deferred Share Bonus Plan;

(e)	Rules of the CRH plc 2013 Restricted Share Plan;

(f)	Rules of the CRH 2010 Savings-Related Share Option Scheme – (Republic of Ireland);

(g)	Rules of the CRH 2010 Savings-Related Share Option Scheme – (United Kingdom);

(h)	Irish Cement Limited Share Participation Scheme

(i)	Trust Deed between Irish Cement Limited and GSOB Trustees Limited re. Irish Cement Limited Share Participation Scheme, dated October 12, 1989;

(i)	Roadstone Limited Share Participation Scheme

(i)	Trust Deed between Roadstone Dublin Limited and GSOB Trustees Limited re. Roadstone Dublin Limited Share Participation Scheme, dated September 6, 1990;

(ii)

Deed of Amendment between Roadstone Wood Limited (formerly Roadstone Dublin Limited) and AC Employee Benefit Trustees Limited (formerly GSOB Limited) re. the Roadstone Wood Limited Share Participation Scheme (formerly the Roadstone Dublin Limited Share Participation Scheme), dated November 17, 2009;

(iii)

Deed of Amendment between Roadstone Limited (formerly Roadstone Wood Limited) and AC Employee Benefit Trustees Limited (formerly GSOB Trustees Limited) re. the Roadstone Limited Share Participation Scheme (formerly the Roadstone Wood Limited Share Participation Scheme), dated March 7, 2016;

(j)	Irish Shared Administration Centre Share Participation Scheme

(i)	Trust Deed between CRH Management Limited and GSOB Trustees Limited re. CRH Management Limited Share Participation Scheme, dated September 17, 1990;

(ii)	Agreement between CRH Management Limited and GSOB Trustees Limited re. amendments to the CRH Management Limited Share Participation Scheme, dated November 27, 1996;

(iii)

Deed of Amendment between ISAC CRH Limited (formerly CRH Management Limited) and AC Employee Benefit Trustees Limited (formerly GSOB Trustees Limited) re. the ISAC CRH Limited Share Participation Scheme (formerly the CRH Management Limited Share Participation Scheme), dated November 18, 2009;

(iv)

Deed of Amendment between Irish Shared Administration Centre Limited (formerly ISAC CRH Limited) and AC Employee Benefit Trustees Limited re. the Irish Shared Administration Centre Limited Share Participation Scheme (formerly the ISAC CRH Limited Share Participation Scheme), dated January 7, 2019;

(k)	CRH Group Services Limited Share Participation Scheme

(i)	Trust Deed between CRH Group Services Limited and GSOB Trustees Limited re. the CRH Group Services Limited Share Participation Scheme, dated April 8, 1997;

(ii)	Supplemental Deed between CRH Group Services Limited and GSOB Trustees Limited re. amendments to the CRH Group Services Limited Share Participation Scheme, dated June 23, 1997;

(iii)	Agreement between CRH Group Services Limited and GSOB Trustees Limited re. amendments to the CRH Group Services Limited Share Participation Scheme, dated June 2, 1998;

(l)	Opterra Wössingen Share Participation Scheme

(i)	Trust Deed between Opterra Wössingen GmbH and AC Employee Benefit Trustees Limited re. the Opterra Wössingen Share Participation Scheme, dated October 26, 2018;

(m)	CRH Finance Share Participation Scheme

(i)	Trust Deed between CRH Finance DAC and AC Employee Benefit Trustees Limited re. the CRH Finance Share Participation Scheme, dated December 18, 2019.

3.	A corporate certificate of the company secretary of the Company dated August 22, 2023, attaching copies of the:

(a)	resolutions of the board of directors of the Company dated July 26, 2023 approving the filing of the Registration Statement with the SEC;

(b)	resolutions of the shareholders of the Company dated April 27, 2023;

(c)	minutes of the annual general meeting of the shareholders of the Company dated April 27, 2023; and

(d)	the Memorandum and Articles of Association of the Company in the form in force as at the date of this Opinion.